EX‑34.3

(logo) DHG DIXON HUGHES GOODMAN LLP	500 Ridgefield Court Ashville, NC 28806 D 828.254.2254 F 828.254.6859 www.dhgllp.com

Report of Independent Registered Public Accounting Firm

To the Board of Managers of C-III Capital Partners LLC, the

Sole Member of C-III Asset Management LLC:

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that C-III Asset Management LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all transactions for which the Company acted as servicer involving first lien commercial mortgage loans (the “Platform”) as of and for the year ended December 31, 2014, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(3)(i)– 1122(d)(3)(iv), 1122(d)(4)(ii), 1122(d)(4)(v), 1122(d)(4)(ix) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company’s activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report, and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 is fairly stated, in all material aspects.

/s/Dixon Hughes Goodman LLP

Asheville, North Carolina February 17, 2015

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